Exhibit 10.54
Donawa
Lifescience
Consulting

CONFIDENTIAL
AGREEMENT FOR
AUTHORIZED REPRESENTATIVE SERVICES

TO: Nephros Inc. (USA)

FROM: Donawa Lifescience Consulting Sri1 (Italy)

INITIAL PERIOD
OF AGREEMENT: From 1 June 2009 to 21 March 2010

1.	This document describes an agreement for Authorized Representative services to be provided by Donawa Lifescience Consulting Sri for the devices identified in Annex 1.

2.
On the basis of this agreement, Donawa Lifescience Consulting Sri1 will serve as the Authorized Representative established in the European Union (EU) for Nephros, Inc. of 41 Grand Avenue, River Edge, NJ 07661, USA. In accordance with the European Directive for Medical Devices (93/42/EEC), "authorised representative" means any natural or legal person established in the Community who, explicitly designated by the manufacturer, acts and may be addressed by authorities and bodies in the Community instead of the manufacturer with regard to the latter's obligations under this Directive.

3.	For the remainder of this agreement, Nephros, Inc. will be referred to as the "Manufacturer" and Donawa Lifescience Consulting Sri1, as the "Authorized Representative."

4.
The Manufacturer agrees to meet the requirements of all applicable national laws and regulations, which transpose the European Directives for medical devices, and any other relevant European Directives.

5.
The responsibility for ensuring that the Manufacturer's product(s) meets the requirements of the European Directives for medical devices and any other relevant European Directives lies with the Manufacturer and not with the Authorized Representative.

6.
The Manufacturer agrees that the Authorized Representative is not liable or responsible in any way for any incomplete or inaccurate statements or information concerning or placed on the products affixed with the CE mark and marketed within the EU for which the Authorized Representative has been designated by the Manufacturer.

7.
The Manufacturer agrees that the Authorized Representative is not liable or responsible in any way for the safety, performance or failure of the devices for which the Authorized Representative has been designated caused by the design, manufacture, packaging, labeling, distribution, or use of the devices, or any other characteristics or attributes of the devices.

8.
The Manufacturer agrees to maintain product liability insurance in the minimum amount of €1 ,000,000 (one million euros) per incident. It is agreed by the Manufacturer that under no circumstances shall the Authorized Representative be liable for any damages, costs or other expenses, direct or consequential, related to any product liability or intellectual property suit, and shall indemnify the Authorized Representative in this respect.

9.
The Manufacturer agrees that the Authorized Representative is not liable or responsible in any way for the costs incurred by voluntary product withdrawal from the market by the Manufacturer or as a result of actions taken by any Competent Authority with regard to the medical devices placed on the EU market by the manufacturer.

10.
As agreed with the Manufacturer and, when necessary, as specified in the Manufacturer's standard operating procedures (see parapgraph 11), the following services, subject to paragraphs 19 and 22 of this agreement, can be provided by the Authorized Representative:

a)	contacting Notified Bodies to carry out activities related to the CE marking process

b)
serving as the official contact with European authorities if a Member State takes measures to withdraw the Manufacturer's medical device from the market or prohibits or restricts its being put into service

c)
if European clinical investigations are planned, where required by Member States, being designated as the Authorized Representative in the clinical investigation notification, and serving as the official contact with Member States during the conduct of the clinical investigation. This service is not related to clinical investigation services that may be provided by the Donawa Lifescience Consulting CRO

d)	receiving and transmitting to the Manufacturer information on adverse events concerning the Manufacturer's products

e)	if the Manufacturer's products are intended for clinical investigations, notifying European authorities of the Member States in which clinical investigations are to be carried out

f)	maintaining all required clinical evaluation reports

g)	maintaining all required technical documentation for a period ending at least five years after the last product has been manufactured

In addition, the following ancillary regulatory affairs services can be provided upon request:

h)	providing information on the CE marking process

i)	assisting in development of technical documentation

j)	assessing the costs of and / or providing translation services

k)
assisting with registration of devices marketed in Italy into the Ministry of Health on-line databank (mandatory from August 1,2007, with payment of a €100 'repertorio' fee if sales to the national health system are planned). This service will be subject to a separate proposal and not covered by the representation fee for Authorized Representative services

I)	other regulatory services, as requested and agreed by both parties of the agreement

11.	The Authorized Representative will comply with the Nephros EU Authorized Representative procedure. Each version will need to be agreed by both parties.

12.
The Manufacturer agrees to provide the following information on the product(s) to be marketed in the European Union for which the Authorized Representative has been designated to act as Authorized Representative, to provide the same information on any new products as they are added to the portfolio, and to maintain the current status of this information in the event of any change:

a)	a list of the relevant product(s)

b)	a copy of the Manufacturer's Declaration(s) of Conformity

c)	a list of contents of the technical file(s) and a copy of the technical file(s) for the product(s) in part or in its (their) entirety, as agreed by the Authorized Representative and Manufacturer

d)	a copy of product labeling including primary labeling, instruction leaflet/user manual, in English or another language to be agreed by the Manufacturer and Authorized Representative

e)	a list of countries where the product(s) is (are) marketed

f)	a list of importers and distributors of the relevant product(s), including addresses (including e-mail, if available), telephone and fax numbers, and the name(s) of contact person(s)

g)	the regulatory status (for example, classification, approval status) of the product(s) under the requirements of the country of origin of the product(s)

h)
if any other information required by the medical devices Directives is requested by a European Competent Authority from the Authorized Representative, the Manufacturer shall provide the requested information to the Authorized Representative within 72 hours for transmission to the Competent Authority. The Manufacturer is responsible for arranging any translations that may be needed within an agreed timescale

Because Donawa Lifescience Consulting is located in Italy, its Authorized Representative service and file may be subject to audit by the Italian Competent Authority. If the Manufacturer's medical devices are marketed in Italy, it will also be necessary for the Manufacturer to provide:

i)	a copy of the instructions for use and product /package labeling in the Italian language

j)	confirmation of registration (e.g. device registration number) into the Italian Ministry of Health on-line databank.

13.
The Manufacturer agrees to provide the following information in relation to the Manufacturer's quality system, and to maintain the current status of the information provided either at the time of any change or on at least an annual basis:

a)	a copy of certificates issued by the Notified Bodies, if applicable to the conformity assessment procedure (e.g. EC Certificate, quality system certificate to EN ISO 13485)

b)	notification in writing if any certificate referred to in paragraph 12(a) has been withdrawn

c)	a Standard Operating Procedure or other documented means (e.g. checklist), which indicates the existence of a Declaration of Conformity before release of product in Europe

d)
a copy of the quality system procedure(s) that describes the steps that will be taken to report adverse incidents concerning the Manufacturer's product(s) under the vigilance requirements of the European Directives for medical devices. This procedure should include:
- specification of the role of the distributor(s) to transmit adequate and accurate information on adverse incidents directly to the Manufacturer
- as agreed between the Manufacturer and Authorized Representative, the role of the Authorized Representative in helping the company comply with the vigilance requirements

14.
The Manufacturer recognizes the requirements of Article 14 (2), Registration of persons responsible for placing devices on the market, of the Medical Devices Directive (93/42/EEC), which applies to distributors and importers and not to the Authorized Representative. However, the manufacturer can request that the Authorized Representative perform or assist in the performance of services related to these requirements. Article 14 (2) states:

"Where a manufacturer who places devices referred to in paragraph 1 on the market under his own name does not have a registered place of business in a Member State, he shall designate the person(s) responsible for marketing them who is (are) established in the Community. These persons shall inform the competent authorities of the Member State in which they have their registered place of business of the address of the registered place of business and the category of devices concerned."

15.
Unless otherwise specified in writing, the following documents are considered to be privileged and confidential:
- this agreement and fee arrangement
- correspondence between the Manufacturer, Authorized Representative or other party as requested by the Manufacturer
- technical documentation, other than releasable commercial information
- information and correspondence to official European bodies, such as the relevant Notified Body(ies) or Competent Authorities, to comply with the laws and regulations of the European Union or of individual European Member States and countries.

16.
After the expiration of the Initial Period of Agreement, the Agreement shall automatically renew for successive one-year renewal periods (each a "Renewal Period") unless either party notifies the other party in writing in accordance with paragraph 17.

17.
Upon sixty (60) days' written notice, the Manufacturer or Authorized Representative may terminate this agreement; however, any services provided by the Authorized Representative during the period of the agreement, not covered by the representation fee, must be paid in full within thirty (30) days of the termination of the agreement.

If either party is in material breach of this Agreement, the non-breaching party may serve the breaching party with a written notice of the material breach and request that the breaching party cure such breach within 30 days of receipt of the notice. If the breaching party fails to cure the material breach within 30 days after its receipt of the notice, the non-breaching party may terminate this Agreement by sending written notice of termination to the breaching party. The termination of this Agreement shall take effect immediately upon receipt of such notice by the breaching party.

All notices under this paragraph shall be sent by courier with tracking numbers and shall be deemed received on the 3rd business day following dispatch.

18.
 As long as the Authorized Representative does not exceed his powers to act on behalf of the Manufacturer, the responsibility for actions by the Authorized Representative lies with the Manufacturer and not with the Authorized Representative.

19.	The fee to establish and maintain Donawa Lifescience Consulting Sri1 as Authorized Representative is Euro 2200 per year.

20.	The fee referred to in paragraph 19 is not refundable in any part if this agreement is terminated at any time after the initiation of the period of agreement

21.
The fee referred to in paragraph 19 covers a one-year period and up to two hours of work (see paragraph 10) and travel time related to Authorized Representative services, not including services related to the notification or conduct of clinical investigations, nor reimbursable and reasonable expenses (telephone calls, faxes, copying, postal, travel).

22.
 The fee for performing work beyond the initial two hours covered by the representation fee is Euro 195 per hour for work performed by senior company management, Euro 175 per hour for work performed by senior regulatory staff and Euro 130 for work performed by regulatory assistants, plus expenses. Travel time, as agreed by the Manufacturer, is charged at 50 % of the hourly work rate.

23.
The Manufacturer will be notified in writing if services that are required or requested by the Manufacturer and provided by the Authorized Representative will exceed the two hours covered by the representation fee.

24.	The Manufacturer will receive an invoice for charges for any work conducted beyond the two hours covered by the representation fee.

25.	The Manufacturer agrees to pay invoices upon receipt or no later than 30 days after the receipt of the invoice.

AGREED AND ACCEPTED:
Nephros, Inc.	Donawa Lifescience Consulting Srl
41 Grand Avenue	Piazza Albania, 10
River Edge, NJ 07661	00153 Rome
USA	Italy

By:
Maria E. Donawa, M.D President On this __ day of ___ 20_

Gerald J. Kochanksi
Chief Executive Officer
On this __ day of ____ 20_

ANNEX 1

DEVICES COVERED BY THIS AGREEMENT

Device name	Model ref	Catalog no
Nephros OIPur Filter	MD 190	70-0190
Nephros OIPur Filter	MD220	70-0220